SULLIVAN & WORCESTER LLP
1666 K STREET, N.W.
WASHINGTON, D.C. 20006
TELEPHONE: 202-775-1200
FACSIMILE: 202-293-2275

565 FIFTH AVENUE                          ONE POST OFFICE SQUARE
EIGHTEENTH FLOOR                      BOSTON, MASSACHUSETTS 02109
NEW YORK, NEW YORK 10017     TELEPHONE: 617-338-2800
TELEPHONE: 212-486-8200              FACSIMILE: 617-338-2880
FACSIMILE: 646-865-1494

July 2, 2002

Mosaic Equity Trust
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by Mosaic Equity Trust, a Massachusetts business trust with transferable shares (the "Trust") established under a Declaration of Trust dated November 18, 1982, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Investors Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of substantially all of the assets of La Crosse Large Cap Stock Fund (the "Acquired Fund"), a series of La Crosse Funds, Inc., in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the specified liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on August 23, 2002, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

----------------------------------------------

SULLIVAN & WORCESTER LLP

N:\wdox\DOCS\CF\sec40\git\0006\W0006549.DOC